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                                                                    Exhibit 21.1

                 List of APAC TeleServices, Inc. Subsidiaries

Name                                             Jurisdiction of Formation
----                                             -------------------------
APAC Insurance Services Agency, Inc.             Illinois

APAC TeleServices General Partner, Inc.          Illinois

APAC TeleServices of Illinois, Inc.              Illinois

APAC TeleServices of Michigan, Inc.              Michigan

APAC TeleServices of Texas, L.P.                 Texas

APAC TeleServices, L.L.C.                        Texas

APAC TeleServices of Nevada, L.L.C.              Nevada

Paragren Technologies, Inc.                      Virginia

ITI Marketing Services, Inc.                     Delaware

ITI Holdings, Inc.                               Delaware